CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
WHITE MOUNTAIN TITANIUM CORPORATION

Pursuant to Nevada Revised Statutes 78.1955

WHITE MOUNTAIN TITANIUM CORPORATION (the “Company”), a corporation organized and existing under the laws of the State of Nevada, hereby certifies that pursuant to the provisions of NRS 78.1955, its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) is authorized, within the limitations and restrictions stated in the Articles of Incorporation of the Company (the “Articles of Incorporation”) , to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Nevada Revised Statutes; and

WHEREAS, the Articles of Incorporation of the Company authorizes one hundred million (100,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”); and

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock to be designated the Series A Convertible Preferred Stock of the Company and the number of shares constituting such series of Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A Convertible Preferred Stock on the terms and with the provisions herein set forth below:

1.     Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be Nineteen Million One Hundred (19,000,100) shares. The Series A Preferred Stock shall rank senior to the Company’s common stock, par value $.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Company. The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2.     Dividends. Any dividends (whether or not in the form of cash) shall first be payable to the holders Series A Preferred Stock (treating each holder of shares of Series A Preferred Stock as being the holder of the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock would be converted if such shares were converted pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3.     Voting Rights.

(a)     Except as otherwise required by the Nevada Revised Statutes, the Series A Preferred Stock shall vote or act together with the Common Stock as a single class on all actions to be taken by the stockholders of the Company. In connection with such actions, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to Section 5 hereof on the record date for the vote or written consent of stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by such holder could be converted) shall be rounded to the nearest whole number (with any fraction equal to or greater than one-half rounded upward to one). The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

(b)     Election of Directors and Appointments. Regardless of the size of the Board of Directors, the holders of the Series A Preferred Stock, voting as a separate class, shall have the right to elect or appoint, remove and re-appoint from time to time one (1) director of the Company. In the event the Board of Directors has seven (7) or more directors and if the holders of the Series A Preferred Stock (i) obtain a legally binding offtake agreement with a third party for water arising from the Company’s desalination plant for its Cerro Blanco Project which is for an offtake volume and price that is mutually satisfactory to the Company and the holders of the Series A Preferred Stock and (ii) secure financing for phase one of the Company’s desalination project, the holders of the Series A Preferred Stock, voting as a separate class, shall have the right to elect or appoint, remove and re-appoint from time to time two (2) directors of the Company at each shareholders’ meeting held for the purpose of electing directors. In addition, director(s) appointed by the holders of Series A Preferred Stock shall have the right to appoint the non-executive Chairman of the Company to serve in accordance with the provisions of the Company’s Bylaws. Director(s) appointed by the holders of Series A Preferred Stock may only be removed by the holders of a majority of the Series A Preferred Stock. The non-executive Chairman appointed by the director(s) appointed by the holders of Series A Preferred Stock may only be removed by the director(s) appointed by the holders of a majority of the Series A Preferred Stock.

4.     Liquidation Preference.

(a)     Payment. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of Preferred Stock that is junior to the Series A Preferred Stock (“Junior Stock”), an amount (the “Liquidation Preference Amount”) per share of the Series A Preferred Stock equal to (i) $0.12 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus (ii) any unpaid dividends to which the holders of Series A Preferred Stock are then entitled. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred Stock and any other class of stock ranking pari passu, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, and that was created and issued in accordance with the provisions of this Certificate of Designation, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking pari passu with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a ratably proportionate amount of the full liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b)     Certain Events Deemed a Liquidation; Election as to Consideration. Upon the consent of the Board of Directors, a consolidation or merger of the Company with or into any other corporation or corporations, or a sale or other disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which, following such transaction(s), the holders of the outstanding voting power of the Company prior to the transaction(s) cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. Notwithstanding anything to the contrary herein, including Section 4(a), in the event of the occurrence of the transaction(s) in the foregoing sentence, each holder of Series A Preferred Stock shall have the option to receive (i) an amount equal to the Liquidation Preference Amount or (ii) the amount that such holder would have received if it had converted its Series A Preferred Stock into Common Stock immediately prior to the closing of such transaction (without giving effect to the liquidation preference of, or any dividends payable on, any other capital stock of the Company).

(c)     Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 4, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, or twenty (20) days prior to the stockholder meeting to approve the relevant transaction, whichever is earlier, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

(d)     Surrender of Certificates. On the effective date of any liquidation, dissolution or winding up within the meaning of this Section 4, the Company shall pay cash and/or such other consideration to which the holders of shares of Series A Preferred Stock shall be entitled under this Section 4. Each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Company or the offices of the transfer agent for the Company, or shall notify the Company or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an affidavit or agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (an “Affidavit of Loss”), whereupon each surrendered certificate shall be cancelled and retired.

5.     Conversion. The holders of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)     Right to Convert. At any time on or after the Issuance Date, the holder of any shares of Series A Preferred Stock may, at such holder’s option, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series A Preferred Stock held by such person into fully paid and nonassessable shares of Common Stock. Each share of Series A Preferred Stock to be converted shall convert into a number of shares of Common Stock equal to the quotient of (i) $0.12 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus the amount of accrued but unpaid dividends, divided by (ii) the Conversion Price (as defined in Section 5(c) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock; provided, however, the shares of Series A Preferred Stock shall be considered to be convertible for purposes of clause (ii) of the last sentence of Section 4(b). In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall be sent at least twenty (20) days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

(b)     Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i)     Holder’s Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver to its Email of Notice ), for receipt on or prior to 5:00 p.m., Mountain time, on such date, a copy of a fully-executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company at (___) ___-____, Attention: Chief Executive Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an Affidavit of Loss with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”) and the originally executed Conversion Notice.

(ii)     Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall promptly send, via facsimile (or otherwise deliver to its Email of Notice), a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully-executed Conversion Notice, the Company shall issue and deliver or cause its designated transfer agent (the “Transfer Agent”) to issue and deliver, as applicable, within three (3) business days following the date of receipt by the Company of the fully-executed Conversion Notice (such third business day being the “Delivery Date”), to the holder a stock certificate representing the shares of Common Stock as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company’s expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii)     Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause the Transfer Agent to promptly issue to the holders the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holders via facsimile (or otherwise deliver to its Email of Notice) as soon as possible, but in no event later than two (2) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile (or otherwise deliver to its Email of Notice) the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to an independent, outside accountant (other than the Company's accountant) of national standing nominated by the Company and approved by such holder. The Company shall cause the accountant to perform the calculations and to notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv)     Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of the stock register for the Common Stock on the Conversion Date.

(c)     Conversion Price. The term “Conversion Price” shall mean $0.12, subject to adjustment under Section 5(d) hereof.

(d)     Adjustments of Conversion Price.

(i)     Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(d)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii)     Adjustments for Dividends and Distributions in Shares of Common Stock. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)     the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2)     the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii)     Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business) or equity or debt securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of assets and/or the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such assets and/or securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(d)(iii) with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of assets and/or the number of securities that they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such event.

(iv)     Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(d)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(d)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities that such holder would have received had it converted the shares of Series A Preferred Stock held by it into Common Stock immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v)     Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. Subject to Section 4 above, if at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(d)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(d)(iv)), or a merger or consolidation of the Company with or into another corporation or other entity, or the conveyance of all or substantially all of the assets of the Company to another corporation or other entity, immediately after such reorganization, merger, consolidation, or conveyance (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary or appropriate and provision shall be made if necessary or appropriate (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(d)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(d)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi)     Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(d), pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date, or in accordance with Section 5(d)(ix) below) (the “Additional Shares of Common Stock”), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

(1)     the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock) immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price, and

(2)     the denominator of which shall be equal to the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock) immediately after the issuance of such Additional Shares of Common Stock;

No adjustment of the number of shares of Common Stock shall be made under Section 5(d)(vi) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(d)(vii).

(vii)     Issuance of Common Stock Equivalents. The provisions of this Section 5(d)(vii) shall apply if (a) the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock (“Convertible Securities”), other than the Series A Preferred Stock, or (b) any rights, warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the “Common Stock Equivalents”) shall be issued or sold. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Convertible Securities or Common Stock Equivalents shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Convertible Securities or Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each issuance of Convertible Securities or Common Stock Equivalents or amendment thereof shall be adjusted as provided in subsection (vi) of this Section 5(d). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Securities or Common Stock Equivalents where an adjustment to the Conversion Price was previously made as a result of the issuance or purchase of any Convertible Securities or Common Stock Equivalents.

(viii)    Consideration for Stock. In case any shares of Common Stock or Convertible Securities, or any Common Stock Equivalents, shall be issued or sold:

(1)     in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation and except as provided in Section 5(d)(ix) below), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company including the affirmative vote of at least one (1) Director elected or appointed by the holders of the Series A Preferred Stock, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities or Common Stock Equivalents, as the case may be; or

(2)     in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company including the affirmative vote of at least one Director elected or appointed by the holders of the Series A Preferred Stock. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section 5(d)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company including the affirmative vote of at least one Director elected or appointed by the holders of the Series A Preferred Stock.

(ix)     Certain Issuances Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon the authorization or issuance of (i) securities issued in connection with the acquisition of a Target Company (hereinafter defined) approved by the Board of Directors through merger, stock-for-stock exchange, or similar transaction with the Company and/or one of its subsidiaries and securities issued to retain the personnel of the Target Company; (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders); and (iii) securities issued or granted pursuant to the Company’s 2015 Stock Incentive Plan or any subsequent equity compensation plans approved by the Company’s Board of Directors or Compensation Committee, including at least one of the directors elected or appointed by the holders of the Series A Preferred Stock pursuant to Section 3(b) hereof. The term “Target Company” shall mean an entity which at the time of the acquisition was engaged in the mortgage brokerage or mortgage banking business.

(e)     No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless, and only for so long as, (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Liquidation Preference Amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(f)     Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based, and in any event with ten (10) days of such event. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent (1%) of such adjusted amount.

(g)     Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(h)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or deliver to its Email of Notice or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock, or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place; provided, however, that in no event shall such notice be provided to such holder prior to such information being made known to the public.

(i)     Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(j)     Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Articles of Incorporation. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity that does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

(k)     Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(b)(ii).

(l)     Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, use its best efforts to as expeditiously as possible, secure such registration, listing or approval, as the case may be.

6.     Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the mutilated Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to reissue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock, in which case the Company shall issue the shares of Common Stock to the holder in accordance with the terms of this Certificate of Designation.

7.     Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

8.     Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial holder of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

9.     Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

10.    Company Breach. In the event of a breach by the Company of any provision of Section 2, Section 3, Section 4, or Section 5 herein (each, a “Company Breach”), in addition to any other remedies as provided in Section 7 herein the Company shall, promptly and in any event within two Business Days of the date the Company first becomes aware of such Company Breach, provide written notice of such Company Breach to each Holder, provided, however, that notwithstanding the foregoing, holders holding at least a majority of the outstanding shares of the Series A Preferred Stock may waive a Company Breach and the provisions of this Section 10 with respect thereto.

IN WITNESS WHEREOF, White Mountain Titanium Corporation has caused this Certificate of Preferred Stock Designation to be signed by its Chief Executive Officer and Secretary, respectively, on this 16th day of March, 2016.

White Mountain Titanium Corporation

By:	/s/ Michael P. Kurtanjek
Name:	Michael P. Kurtanjek
Title:	Chief Executive Officer

By:	/s/ Ronald N. Vance
Name:	Ronald N. Vance
Title:	Secretary

EXHIBIT I

WHITE MOUNTAIN TITANIUM CORPORATION

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of PSM Holdings, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $.001 per share (the “Preferred Stock”), of White Mountain Titanium Corporation, a Nevada corporation (the “Company”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion: ___________________________________________________________________________________

Number of shares of Preferred Stock to be converted: ___ ______________________________________________________

Stock certificate no(s). of Preferred Stock to be converted: ______________________________________________________

The shares of Common Stock issuable upon such conversion have been sold pursuant to the Registration Statement: YES ____      NO____

Please confirm the following information:

Conversion Price: ________________________________________________________________________________________________________________________________________________________________

Number of shares of Common Stock to be issued: _____________________________________________________________________________________________________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: ____________________________________________________________________________________________________

Please issue the Common Stock into which the shares of Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company, in the following name and to the following address:

Issue to:

Facsimile Number:

Email of Notice:

Authorization:
By: ____________________________________________________________________________________________________
Title: ____________________________________________________________________________________________________

Dated: